EXHIBIT 10.1

PACIFIC CONTINENTAL BANK

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), signed as of May 23, 2002 (the “Effective Date”), is entered into between PACIFIC CONTINENTAL BANK (“Bank”), PACIFIC CONTINENTAL CORPORATION (“Corporation”) and DANIEL J. HEMPY (“Executive”).

RECITALS

A.    Bank desires to employ Executive under the terms and conditions of this Agreement.

B.    Executive desires to be employed by the Bank under the terms and conditions of this Agreement.

AGREEMENT

In consideration of the promises set forth in this Agreement, the parties agree as follows.

1.  Employment.    The Bank agrees to employ Executive, and Executive accepts employment by the Bank, on the terms and conditions set forth in this Agreement. Executive’s title will be Executive Vice President, Director of Corporate Banking of the Corporation and of the Bank.

2.  Term.    The term of this Agreement (“Term”) is three years, provided that Executive’s employment may be terminated by either party at any time, with or without cause, upon not less than 30 days prior written notice to the other party, subject to the provisions of Section 9. Notwithstanding any termination or expiration of this Agreement, so long as Executive is employed by the Corporation or any of its subsidiaries, the provisions of Section 10 shall survive until such time as the Corporation’s Board of Directors specifically terminates Section 10.

3.  Duties.    The Bank will employ Executive as its Executive Vice President, Director of Corporate Banking. Executive will faithfully and diligently perform the duties assigned to him from time to time by the Bank’s and the Corporation’s President. These duties will include, without limitation, the following:

a.  Development and Preservation of Business.    Executive will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) in the Bank’s market area.

b.  Report to President.    Executive will report directly to the Bank’s and the Corporation’s President.

4.  Extent of Services.    Executive will devote all of his working time, attention and skill to the duties and responsibilities set forth in Section 3. To the extent that such activities do not interfere in any material respect with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not make or maintain any investment in a business with which the Bank and/or Corporation has an existing competitive or commercial relationship (except for investments of no greater than three percent (3%) of the total outstanding shares in any publicly-traded company), in either without the Bank’s or the Corporation’s prior written consent (which shall not be unreasonably withheld).

5.  Salary.    Executive will initially receive an annual base salary of $155,000, to be paid in accordance with the Bank’s regular payroll schedule. Subsequent salary increases are subject to the Bank’s annual review of Executive’s compensation and performance.

6.  Bonuses.    Each year during the Term, the Bank’s board of directors will determine the amount of bonus to be paid by the Bank to Executive for that year. This bonus will be paid to Executive no later than January 31 of the year following the year in which the bonus is earned by Executive. After 2002, such bonus shall be determined in accordance with the Bank’s 401(k)/bonus formula, as such formula is in effect as of the date of this Agreement and as it may be modified with Executive’s prior approval. Notwithstanding the foregoing bonus formula, unless Executive voluntarily terminates his employment with the Bank or his employment is terminated by the Bank for Cause, Executive shall receive a guaranteed minimum bonus of $55,000, which shall be payable in January of 2003.

7.  Income Deferral.    Executive will be eligible to participate in any program available to the Bank’s and Corporation’s senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation he may become entitled to under this Agreement.

8.  Vacation and Benefits.

a.  Vacation and Holidays.    Initially, Executive will receive four (4) weeks of paid vacation each year, which shall be adjusted in accordance with Bank policy. Each year, Executive may carry over up to one (1) week of unused vacation to the following year. Any unused vacation time in excess of one (1) week will not accumulate or carry over from one calendar year to the next.

b.  Benefits.    Executive will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Bank or Corporation may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Bank’s or Corporation’s board of directors with respect to the plans or programs. Neither the Bank nor Corporation through this Agreement obligates itself to make any particular benefits available to its employees. As of the date of this Agreement, the Bank or Corporation shall make available and pay the premiums for Executive’s and his family’s medical, life and disability insurance, provided that Executive acknowledges that the cost for family dental insurance coverage is $75, which is payable by Executive.

c.  Perquisites.    While Executive is employed during the Term, Executive will also receive the following:

(1)  the use of a Bank automobile;

(2)  payment for country club dues;

(3)  payment for parking expenses at Executive’s office; and

(4)  a cellular phone and laptop computer.

d.  Stock Options.    While employed, Executive shall be granted incentive stock options, subject to applicable incentive stock option limitations in which case such options shall be non-qualified stock options, to purchase shares of the Corporation’s stock as follows:

(1)  Simultaneous with the effectiveness of this Agreement, Executive shall receive, by separate written agreement, an option to purchase 20,000 shares of Corporation common stock. The exercise price shall be the fair market value of the Corporation’s common stock as of the date of grant. The options shall have a ten-year term and shall vest in equal portions over three years from the date of grant, with one-third of the total options vesting on each of the first, second and third anniversaries of the date of grant.

(2)  Executive shall receive, by separate written agreement, an option to purchase 20,000 shares of the Corporation’s common stock (the “Portland-Based Option”). The exercise price shall be the fair market value of the Corporation’s common stock as of the date of grant. If, prior to June 30, 2004, the Bank’s loans in the Portland, Oregon market exceed $250 million and the Bank’s deposits in the Portland, Oregon market exceed $150 million, then at such time as the foregoing loan and deposit amounts are exceeded, the Portland-Based Option will become vested and exercisable. The Portland-Based Option will only be vested and exercisable if the condition in the preceding sentence is satisfied. The Portland-Based Option shall have a term of ten years.

(3)  In each of 2003 and 2004, Executive shall receive, by separate written agreement, an incentive stock option to purchase shares of Corporation common stock with a market value of $100,000 as of the date of grant. The exercise price shall be the fair market value of the Corporation’s common stock as of the date of grant. The options shall have a five-year term and shall vest in equal portions over four years from the date of grant, with one-quarter of the total options vesting on each of the first, second, third and fourth anniversaries of the date of grant.

(4)  The number of shares of Corporation stock subject to the foregoing options shall be adjusted proportionately from the date of this Agreement for any stock splits, stock dividends or other similar changes to the Corporation’s outstanding common stock.

e.  Business Expenses.    The Bank will promptly pay or reimburse Executive for reasonable expenses which are consistent with past practice at the Bank (including, without limitation, travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Bank’s business. Executive will present on a monthly basis itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

9.  Termination of Employment.

a.  Termination By Bank for Cause.    If, during the Term, the Bank terminates Executive’s employment for Cause (defined below), the Bank will pay Executive the salary earned, unpaid vacation and other amounts payable under applicable law that have accrued through the date of termination, and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 9.

b.  Other Termination By Bank.    If, during the Term, the Bank terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason (defined below), the Bank will pay Executive the compensation (including the bonus described in Section 6, unpaid vacation and other amounts payable under applicable law that have accrued through the date of termination) and other benefits he would have been entitled to if his employment had not terminated (the “Termination Payment”), for a period of twelve (12) months. The Bank will also pay Executive for expenses reimbursable under this Agreement incurred though the date of termination. In the event of a termination related to a Change in Control pursuant to Section 10, the provisions of Section 10 shall supersede this section.

c.  Death or Disability.    This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability (such inability being, a “Disability”), unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank. If termination occurs under this Section 9(c), Executive or his estate will be entitled to receive all compensation and benefits earned (including, without limitation, the bonus described in Section 6, pro rated for the actual time worked by Executive during the applicable period and calculated and paid in the ordinary course consistent with bonus payments to other Bank executives, accrued and unpaid vacation, and any other amounts payable under applicable law) and expenses reimbursable through the date Executive’s employment terminated. In addition, the portion of stock options that would have vested had Executive’s employment continued for an additional twelve (12) months after Executive’s death or Disability will vest.

d.  Return of Bank Property.    If and when Executive ceases, for any reason, to be employed by the Bank or the Corporation, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or Corporation. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or Corporation. The obligations in this paragraph include the return of documents and other materials which may be in his desk at work, in his car, in place of residence, or in any other location under his control.

e.  Cause.    “Cause” means any one or more of the following:

(1)  Willful misfeasance or gross negligence in the performance of Executive’s duties which adversely affects the Bank in more than an insignificant manner;

(2)  Conviction of a crime constituting a felony, theft or dishonesty; or

(3)  Willful conduct demonstrably and significantly harmful to the Bank, as determined by the Bank’s board of directors in its reasonable judgment.

Notwithstanding the foregoing, termination for “Cause” shall not be deemed to have occurred unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the Board of Directors of the Corporation at a meeting called and held after ten days notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board of Directors, stating that in the reasonable good faith opinion of the Board of Directors, Executive was guilty of conduct constituting “Cause” hereunder and specifying the particulars thereof in detail.

f.  Good Reason.    “Good Reason” means only any one or more of the following:

(1)  Reduction of Executive’s salary or reduction or elimination of any significant compensation or benefit plan benefiting Executive, in each case as may from time to time be in effect, unless the reduction or elimination is generally applicable to substantially all Bank employees (or employees of a successor or controlling entity of the Bank) formerly benefited;

(2)  The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive’s position as from time to time in effect;

(3)  Any change without Executive’s consent of the individual to whom Executive reports;

(4)  A relocation or transfer of Executive’s principal place of employment that would require Executive to commute on a regular basis more than 50 miles each way from his present place of employment; or

(5)  Any material breach by the Bank of any of its obligations to Executive, provided that breach is not cured within 30 days after Bank’s receipt of written notice of such breach from Executive.

g.  Change in Control.    “Change in Control” means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Bank, within the meaning of section 280G of the Internal Revenue Code.

10.  Payment Related to a Change in Control.

a.  Payment Triggers    Upon the occurrence of any of the following, each of which is a “Triggering Event,” Executive will be entitled to receive the payment and benefits described in Section 10(b):

(1)  A Change in Control of the Bank and/or the Corporation is consummated while Executive is employed by the Bank, and Executive is not offered a Comparable Position (as defined below) with the acquiring company;

(2)  Within one year after accepting a Comparable Position with the acquiring company, Executive’s employment ceases for any reason other than termination for Cause; or

(3)  The Bank terminates Executive’s employment without Cause or Executive resigns for Good Reason, and within one year thereafter the Bank and/or the Corporation enters into an agreement for a Change in Control or any party announces or is required by law to announce a prospective Change in Control of the Bank and/or the Corporation.

(4)  A “Comparable Position” means the position of Executive Vice President, Director of Corporate Banking (or other position that Executive may from time to time hold with the Bank with his consent) of the acquiring company, on financial terms in the aggregate no less favorable than this Agreement.

b.  Payment Amount.    If a Triggering Event occurs, the Bank will pay Executive, upon the closing of the Change in Control or termination of Executive’s employment, whichever is applicable, a single payment in an amount equal to two (2) times the highest compensation (as reportable on Executive’s IRS W-2 form) received by Executive from the Bank and/or the Corporation during any of the most recent three (3) calendar years ending before, or simultaneously with, the date on which the Change in Control occurs or the termination of Executive’s employment, as applicable, less the amount of any Termination Payments that may have been paid to Executive pursuant to Section 9(b). If Executive’s employment is terminated pursuant to Section 10(a), the Bank will also maintain and provide for one year following Executive’s termination or the closing of the Change in Control, whichever is later, at no cost to Executive, the benefits described in Section 8(b) to which Executive is entitled (determined as of the day before the date of such termination); but if Executive’s participation in any such benefit is thereafter barred or not feasible, or discontinued or materially reduced, the Bank will arrange to provide Executive with either benefits substantially similar to those benefits or a cash payment of substantially similar value in lieu of the benefits. In addition, any unvested options granted to Executive shall immediately vest.

c.  Limitations on Payments Related to Change in Control.    The following apply notwithstanding any other provision of this Agreement:

(1)  If the total of the payments and benefits described in Section 10(b) will be an amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code (a “Parachute Payment Amount”), then such payment(s) shall be reduced so that the total amount thereof is $1 less than the Parachute Payment Amount; and

(2)  Executive’s right to receive the payments and benefits described in Section 10(b) terminates immediately if before the Change in Control transaction closes, Executive terminates his employment without Good Reason or the Bank terminates Executive’s employment for Cause.

d.  Survival.    The provisions of this Section 10 will survive any termination or expiration of this Agreement until such time as the Corporation’s Board of Directors specifically terminates this Section 10.

11.  Confidentiality.    Executive will not, after the date this Agreement is signed, including during and after its Term, use for his own purposes or disclose to any other person (other than Executive’s attorneys, accountants, financial advisors and spouse) or entity any confidential business information concerning the Bank or Corporation or their business operations, unless (1) the Bank or Corporation consents to the use or disclosure of their respective confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets, various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either the Bank or Corporation. Executive and the Bank will also treat the terms of this Agreement as confidential business information. The obligations of this confidentiality shall not apply to information that (1) enters the public domain without a breach of this Agreement by Executive, (2) is disclosed by the Bank, the Corporation or any of their affiliates to third parties without restrictions on disclosure, (3) is known to Executive prior to receipt thereof from the Bank, (4) is lawfully obtained by Executive from any third party not subject to a confidentiality agreement with the Bank, (5) is required to be disclosed to or by a court or other governmental authority or by applicable law, or (6) is necessary to establish rights under this Agreement or any other agreement contemplated hereby.

12.  Nonsolicitation.    Provided that neither the Bank nor the Corporation is in breach of its obligations to Executive, for one (1) year after Executive’s employment under this Agreement terminates, Executive will not, directly or indirectly, persuade or entice, or attempt to persuade or entice, (i) any employee of the Bank or Corporation to terminate his/her employment with the Bank or Corporation, or (ii) any customer of the Bank or Corporation to terminate his/her relationship with the Bank or Corporation or to otherwise direct any portion of his/her business away from the Bank or Corporation.

13.  Noncompete.    Provided that neither the Bank nor the Corporation is in breach of its obligations to Executive, during the Term and the terms of any extensions or renewals of this Agreement and for a period of one (1) year after Executive’s employment with the Bank and/or the Corporation has terminated, Executive will not, without the prior consent of the Bank (which consent shall be given or withheld in good faith), directly or indirectly, as a shareholder, director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise (except for investments of no greater than three percent (3%) of the total outstanding shares in any publicly-traded company): provide management, supervisory or other similar services to any person or entity engaged in any business in Lane, Multnomah and Washington Counties, Oregon (or any other counties in which the Bank or the Corporation may have a presence) which is competitive with the business of the Bank or the Corporation as conducted during the term of this Agreement or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new bank.

14.  Enforcement.

a.  The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 11, 12 and 13 are fair and reasonably necessary for the protection of the Bank’s and Corporation’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to solicit employees to the maximum extent, in time and scope, the court finds enforceable.

b.  Executive acknowledges the Bank and Corporation will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 11, 12 or 13 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

15.  Covenants.    Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 11, 12 and 13 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement.

16.  Arbitration.

a.  Arbitration.    At either party’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys’ fees.

b.  Governing Law.    All proceedings will be held at a place designated by the arbitrator in Lane County, Oregon.

c.  Exception to Arbitration.    Notwithstanding the above, if Executive violates Section 11, 12 or 13, the Bank and/or Corporation will have the right to initiate the court proceedings described in Section 14(b), in lieu of an arbitration proceeding under this Section 16.

17.  Miscellaneous Provisions.

a.  Entire Agreement.    This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

b.  Binding Effect.    This Agreement will bind and inure to the benefit of the Bank’s, Corporation’s and Executive’s heirs, legal representatives, successors and assigns.

c.  Litigation Expenses.    If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

d.  Waiver.    Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

e.  Assignment.    The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

f.  Amendment.    This Agreement may be modified only through a written instrument signed by both parties.

g.  Severability.    The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

h.  Governing Law and Venue.    This Agreement will be governed by and construed in accordance with Oregon law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Lane County, Oregon.

i.  Counterparts; Facsimile.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document. Delivery of an executed signature page to this Agreement shall be as effective as delivery of a manually signed counterpart.

[signatures appear on following page]

Signed as of: May 23, 2002:

EXECUTIVE:

By:	/s/ DANIEL J. HEMPY
Daniel J. Hempy

PACIFIC CONTINENTAL BANK:

By:	/s/ J. BRUCE RIDDLE
J. Bruce Riddle Its: President & CEO

PACIFIC CONTINENTAL CORPORATION

By:	/s/ J. BRUCE RIDDLE
J. Bruce Riddle Its: President & CEO